                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 3
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
________________________________________________________________________________
   (Last)                            (First)              (Middle)
   Shebanow                          John                    J.
________________________________________________________________________________
                                    (Street)
   5355 Capital Court, Suite 108
________________________________________________________________________________
   (City)                            (State)                (Zip)
   Reno                               NV                    89502
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)
     01/08/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Fan Energy Inc. (none)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)
     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                    3. Ownership Form:
                       2. Amount of Securities     Direct (D) or
1. Title of Security      Beneficially Owned       Indirect (I)    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)             (Instr. 4)               (Instr. 5)         (Instr. 4)
----------------------------------------------------------------------------------------------------------------
 Common Stock            4,900,000                  D
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 Common Stock           11,700,000                  I*             by APG Associates, LLC
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     If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
                                                                                                . Owner-
                                                 3. Title and Amount of Securities                ship
                                                    Underlying Derivative Security                Form of
                         2. Date Exercisable        (Instr. 4)                                    Derivative
                            and Expiration Date  ---------------------------------  4. Conver-    Security:
                            (Month/Day/Year)                            Amount         sion or    Direct      6. Nature of
                         ----------------------                         or             Exercise   (D) or         Indirect
                         Date       Expira-                             Number         Price of   Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                of             Derivative (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                  Shares         Security   (Instr. 5)     (Instr. 5)
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===========================================================================================================================
Explanation of Responses:
*  11,700,000 shares issued to APG Associates, LLC.  John J. Shebanow shares voting and disposition authority over shares of Issuer owned by APG Associates, LLC, and is deemed to beneficially own such shares.

/s/ John Shebanow                                          January   , 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
John Shebanow

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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